Exhibit 19.1
INSIDER TRADING
1)    Policy
While performing their work for Portland General Electric Company (”PGE” or the “Company” ), PGE directors, officers, or employees may get material information about PGE or other companies that is not available to the investing public (“material nonpublic information” or “MNPI”). PGE directors, officers, and employees must keep the material nonpublic information confidential and may share it only if required to do their jobs, and only with employees who require it to perform their jobs. In addition, PGE directors, officers, or employees who become aware of MNPI about PGE or any other entity through their employment or relationship with PGE may not:
(i)    Trade or engage in any other transactions in PGE securities, or securities of the other entity, except as described in the “Permitted Transactions” section of this policy.
(ii)    Make recommendations related to trading PGE securities, or those of another company, if the recommendations are based on MNPI acquired while performing their jobs at PGE.
(iii)    Share MNPI with another person, including family members (tipping), if they know or have reason to believe that the person will misuse the information by trading in securities or passing the information to others who will do so. This is illegal and a violation of this policy.
PGE directors, officers, and employees must communicate to their Related Persons that this policy also applies to them.
From time to time, the Company may engage in transactions in its own securities. The Company will not transact in PGE securities in violation of applicable securities laws or stock exchange listing standards.

2)    Scope
This policy applies to all PGE directors, officers, and employees, and their Related Persons. The Company may also designate other individuals, such as consultants or contingent workers, who are subject to this policy.
The Addendum to this policy describes additional requirements and procedures that apply to Covered Persons and their Related Persons.
This policy applies to all types of securities, including common and preferred stock, options, restricted stock units, convertible debentures and debt securities, and derivatives of any of the foregoing. It also applies to all types of transactions in PGE securities including purchases, sales, pledges, hedges, loans and gifts of PGE securities, as well as other direct or indirect transfers of PGE securities.

3)    Definitions
a)    Covered Persons: Directors, officers and employees who have been notified by the Company that they are a Covered Person.
b)    Material Nonpublic Information (MNPI):
i)    Information is material if at least one of the following is true:
•There is a substantial likelihood that a reasonable investor would consider it important in determining whether to trade in a security.

•The information, if made public, likely would affect the market price of a company's securities.

Information can be material even if it relates to future, speculative, or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative.
ii)    Insiders must assume that material information is nonpublic unless they can point to its official release by PGE in at least one of the following ways:
•A public filing with the Securities and Exchange Commission (SEC).
•Issuance of a broadly disseminated news release (e.g., over Business Wire or PR Newswire).
•A conference call or webcast that was adequately publicized in advance, with information on how to access it.
Insiders must not assume that information is public because it has been discussed in the media.
iii)    Contact the Controller or the Corporate Secretary for help determining whether specific information is MNPI.
c)    Related Persons: The term “Related Persons” includes all of the following:
•Members of a PGE director’s, officer’s, or employee’s immediate family, defined as spouses, domestic partners, parents, and adult and minor children or stepchildren (including adoptive relationships).
•Individuals living in the same residence as a PGE director, officer, or employee.
•Persons or entities (including trusts, corporations, limited liability companies, or partnerships) for whom or which a PGE director, officer, or employee controls securities trading decisions.

4)    Practice
a)    Material Nonpublic Information (MNPI)

i)    Examples of information that could be considered material include, without limitation:
•earnings announcements or estimates, or changes to previously released announcements or estimates;
•other unpublished financial results;
•write-downs of assets and additions to reserves for bad debts or other contingencies;
•expansion or curtailment of operations;
•changes or proposed changes in, or forced outages at, generating plants;
•capital projects, such as new technologies, new generation plants, upgrades to existing plants, or new or expanded transmission lines;
•developments concerning major litigation, regulatory proceedings, or other government actions;
•mergers, acquisitions, tender offers, joint ventures, or the acquisition, disposition, or change in ownership of assets;
•changes in analyst recommendations or debt ratings;

•events regarding PGE’s securities (e.g., repurchase plans, stock splits, changes in dividends, changes to the rights of security holders,, or public or private sales of additional securities);
•changes in control of the Company;
•changes in senior management or other unusual management developments;

•major cybersecurity risks and incidents, including vulnerabilities and breaches;
•extraordinary borrowing; or
•liquidity problems.
ii)    PGE directors, officers, and employees must protect MNPI and other sensitive information relating to PGE as required by applicable PGE policies including the Information Handling and Security Policy, Communicating PGE and Third-Party Information Policy, and Personal Communications Policy. Examples of practices that must be followed to help prevent the misuse of confidential information include:
a.Avoid discussing protected information in places where you may be overheard by people who do not have a valid need to know the information, such as on elevators; in restaurants; and in airplanes, taxis, or other non-private transportation.
b.Avoid discussing protected information on cellular phones, and take great care when discussing it on speaker phones. Do not discuss protected information with relatives or social acquaintances.
c.Do not give your computer IDs and passwords to any other person. Log off when the computer is not in use. Always put protected documents away when not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office. Do not leave documents containing protected information where they may be seen by persons who do not have a need to know the content of the documents. For example, documents printed on a printer shared by others should be retrieved immediately.
d.Be aware that the internet and other external electronic mail carriers are not secure environments for the transmission of protected information. When available, use Company- authorized encryption software to protect protected electronic communications.
e.Comply with the specific terms of any confidentiality agreements of which you are aware.
iii)    PGE directors, officers, and employees may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. While the law does not define how much time is “sufficient” for the markets to digest the information, PGE directors, officers, and employees must not trade until at least two full trading days have passed since the information’s official release. Longer waiting periods might be warranted based upon the nature of the information.
b)    Permitted Transactions
i)    Employee Stock Purchase Plan Purchases. The trading restrictions in this policy do not apply to purchases of PGE stock made through contributions to the PGE Employee Stock Purchase Plan. The restrictions do apply, however, to sales of PGE stock purchased under the Plan.
ii)    Stock Incentive Plan Grants and Vesting. The trading restrictions in this policy do not apply to grants or vesting of restricted stock units under the Company’s Stock Incentive Plan. The trading restrictions do apply to sales of PGE stock acquired upon the vesting of restricted stock units.
iii)    Trades Under Approved Pre-Planned Trading Plans. PGE directors, officers, and employees may make trades pursuant to a plan adopted under Rule 10b5-1 of the Securities Exchange Act of 1934, provided that:
•such plan meets the requirements of Rule 10b5-1, as summarized in Exhibit A,
•such plan was adopted in good faith at a time when the PGE director, officer, or employee would otherwise have been able to trade under this Policy, and
•the Chief Legal and Compliance Officer expressly authorized the adoption of the plan.
Once a 10b5-1 plan is adopted, the PGE director, officer, or employee must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. Note that trades made pursuant to Rule 10b5-1 plans by Section 16 Persons must still be reported to the Corporate Secretary as specified in the Addendum. Additionally, PGE directors, officers and employees must report any modification or termination of a Rule 10b5-1 plan to the Company’s Chief Legal and Compliance Officer within one business day of such modification or termination.
c)    Twenty-Twenty Hindsight
If securities transactions ever become the subject of scrutiny, they are likely to be viewed after the fact with the benefit of hindsight. As a result, before engaging in any transaction, PGE directors, officers, and employees should carefully consider how the transaction might be construed in hindsight.
d)    Avoid Speculation; No Hedging or Pledging Transactions
PGE directors, officers, and employees may not trade in options, warrants, puts and calls, or similar instruments on PGE securities or sell PGE securities "short."
In addition, PGE directors, officers, and employees may not purchase any financial instrument, or enter into any transaction, that is designed to hedge or offset a decrease in the market value of Company stock (including prepaid variable forward contracts, equity swaps, collars or exchange funds).
Purchasing PGE securities on margin or pledge or otherwise encumbering PGE securities is also prohibited. Using PGE’s securities as collateral for indebtedness creates the risk of an unplanned sale at a time when PGE directors, officers, and employees are aware of MNPI.
e)    Responding to Requests for Information
PGE directors, officers, and employees may not respond to questions from the media, the financial community or others about the Company unless they are specifically authorized to do so. Without such authorization, PGE directors, officers, and employees must:
•Refer requests for information from the financial community, such as securities analysts, brokers, or investors, to PGE’s Investor Relations Department.
•Refer requests for information from the media to PGE’s Communications Department.
•Refer requests for information from the Securities and Exchange Commission or other regulators to the General Counsel.
f)    Responsibilities After Leaving PGE

This Policy continues to apply to PGE directors’, officers’, and employees’ transactions in PGE securities, or the securities of other public companies engaged in business transactions with PGE, even after their relationship with the Company has ended. If a PGE director, officer, or employee is in possession of MNPI when their relationship with the Company concludes, they may not trade in PGE securities or the securities of such other company until the information has been publicly disseminated or is no longer material. PGE directors and officers are expected to refrain from trading in PGE securities for a period of six months following the end of their service to PGE.

g)    Penalties for Violations of the Insider Trading Policy and Laws
The personal consequences of illegally trading securities while in possession of MNPI can be severe. Besides having to pay back any profits, substantial civil and criminal penalties may be assessed for insider trading including significant fines and imprisonment. Employees (including officers) who violate this policy may also be subject to discipline, including termination.

5)    Responsibilities
All employees
Understand and comply with all aspects of this policy and all related policies, procedures, and guidelines

6)    Sponsoring Organization: General Counsel

7)    Other Contacts: Investor Relations Department
Office of the Corporate Secretary

8)    Additional Resources:
Code of Business Ethics and Conduct
Communicating PGE and Third-Party Information Policy
Regulation Fair Disclosure Policy

PORTLAND GENERAL ELECTRIC COMPANY ADDENDUM TO INSIDER TRADING POLICY
(Applicable Only to Directors, Executive Officers and Other Designated Officers and Employees)

Introduction
This Addendum explains additional requirements and procedures that apply to all directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16”), and certain designated officers and employees of PGE (“Covered Persons”). Covered Persons will be notified of their status and required to acknowledge that they have read and understand the Insider Trading Policy, including this Addendum.
This Addendum also applies to securities transactions by the Related Persons of a Covered Person. A “Related Person” includes:

•Any member of the individual’s household (any person living in the same house or abode) or immediate family, defined as spouses, domestic partners, parents, adult and minor children or stepchildren (including adoptive relationships); and

•Any person or entity (including a trust, corporation, limited liability company, or partnership) for whom or which the individual controls securities trading decisions.

Pre-approval Requirement
Covered Persons must obtain approval from the Chief Legal and Compliance Officer (“pre-approval”) before they, or any of their Related Persons, engage in any transaction in PGE securities, other than a Permitted Transaction. It is the Covered Person’s responsibility to ensure that any Related Person complies with the Insider Trading Policy. Covered Persons must communicate to Related Persons that the Policy applies to them and that they must notify the Covered Person before trading in Company securities. The Policy does not apply to personal securities transactions of Related Persons where the purchase or sale decision is made by a third party not controlled by, influenced by or related to the Covered Person or their Related Person.
Pre-approval of a transaction is valid from the grant of the pre-approval through the close of the market (1:00 p.m. Portland time) on the second full business day following the day on which the pre-approval was granted. If the Covered Person becomes aware of material nonpublic information before the transaction is executed, the pre-clearance is void and the transaction must not be completed. If the transaction order is not placed within that time period, the Covered Person must make a new request for pre-approval. If the General Counsel does not grant approval, the Covered Person must keep the denial confidential.

Blackout Periods
Covered Persons and their Related Persons may not engage in transactions in PGE securities, other than Permitted Transactions, during blackout periods.

Quarterly Blackout Periods. For each quarter of the fiscal year, the quarterly blackout period begins on the fifteenth day of the last month of the quarter and ends after the second full business day following the day on which PGE files with the SEC its quarterly report on Form 10-Q (for the first three quarters of the year) or its annual report on Form 10-K (following the fourth quarter).

Interim Earnings Guidance and Other Event-Specific Blackouts. PGE may occasionally issue interim earnings guidance or other potentially material information by means of a news release, SEC filing on Form 8-K, or other means designed to achieve widespread dissemination of the information.
Covered Persons should anticipate that trading will be blacked out while the Company is assembling the information to be released and until the information has been released and fully absorbed by the market.

From time to time, an event may occur that is material to PGE and is known by only a few directors or officers. The existence of a blackout related to such an event will not be announced. However, if a Covered Person requests pre-approval to trade in Company securities during an event-specific blackout, the General Counsel will let them know about the blackout period, but will not share the reason for it. Covered Persons may not disclose the existence of the blackout to any other person.

Former employees, directors or officers that were Covered Persons must comply with the blackout periods that were in effect at the time of their departure.

Even if a blackout period is not in effect, or it is but it was not announced, Covered Persons may never trade in PGE securities if they are aware of material nonpublic information about the Company.

Director and Section 16 Officer Reporting Obligations
Directors and executive officers subject to Section 16 (“Section 16 Persons”) must comply with SEC rules that prohibit non-exempt opposite way transactions in PGE stock within any six-month period, and must report all transactions involving Company stock on a Form 4 or 5, as applicable.
Promptly following execution of a trade or transfer of securities, but in no event later than the end of the first business day after the execution of the trade, Section 16 Persons must contact the Corporate Secretary and provide details regarding the trade sufficient to complete the required Section 16 filing. This requirement applies to all transactions, including trades pursuant to a 10b5-1 trading plan, gifts, and transactions that involve merely a change in the form in which you own PGE securities (e.g. the contribution of Company securities to a family trust). This notification will help to ensure that the Company maintains accurate stock ownership records for directors and Section 16 officers and that any required reports are filed with the SEC.

In addition to insider trading restrictions, Section 16(c) makes it unlawful for any insider to sell Company stock if: (1) the insider does not then own the stock; or (2) the insider fails to deliver the stock within 20 days after the sale or fails to mail the certificates for delivery within 5 days after a sale. Section 16(c ) prohibits short sales (a sale of securities the seller does not own at the time of the sale) and short sales against the box (a sale of shares owned but not delivered within the prescribed periods).

Questions/Pre-Approval Requests
Contact the Corporate Secretary if you have questions about this Addendum or its application to a particular situation, You can initiate the process to request pre-approval to buy, sell, or otherwise transfer PGE stock by submitting a completed pre-clearance request in Devonway.

Exhibit A
Guidelines for Rule 10b5-1 Trading Plans
Capitalized terms not defined herein have the meanings
given to them in PGE’S Insider Trading Policy

To be effective, a Rule 10b5-1 trading plan must:
1.Include representations certifying that (a) the Covered Person is not aware of material nonpublic information at the time of adoption and (b) they are entering into the plan in good faith, and not as part of a plan or scheme to shield trades that would otherwise be considered violations of the insider trading laws;
2.Specify the beginning and end dates for the Rule 10b5-1 trading plan;
3.Specify either (a) the amount and price of the PGE securities to be purchased or sold and the dates for such purchases or sales or (b) a formula that determines the amount and price of the PGE securities to be purchased or sold and the dates for such purchases or sales;
4.Be established only during an open trading window and when the Covered Person is not otherwise subject to a blackout period;
5.Be put in place only at a broker acceptable to PGE’s General Counsel;
6.Be reviewed by PGE’s General Counsel before the Rule 10b5-1 trading plan is put in place;
7.Be subsequently modified only during an open trading window and with approval from PGE’s General Counsel;
8.If modified, meet all requirements of a newly adopted plan, as if adopted on the date of modification;
9.If terminated before the end of its term and a new plan is put into place, be implemented only during an open trading window unless an exception is otherwise approved in advance by PGE’s General Counsel;
10.Comply with the following “cooling-off” periods:
a.For PGE’s directors and Section 16 officers, provide that no trade under a Rule 10b5-1 trading plan may occur until the later of (i) the 91st day after the adoption of the plan or (ii) the third business day after the filing date of PGE’s Form 10-Q (or Form 10-K for any plan executed during the fourth fiscal quarter) for the fiscal quarter in which the plan was adopted, up to a maximum of 120 days after adoption of the plan; or
b.For other Insiders, provide that no trade may occur until the 31st day after the adoption of the Rule 10b5-1 trading plan;
11.Be the sole outstanding Rule 10b5-1 trading plan for such Covered Person, unless an exception is approved in advance by the Company’s General Counsel, after evaluating whether any such additional plan would be permitted by Rule 10b5-1; and
12.If such Rule 10b5-1 trading plan is a single-trade plan, be the sole single-trade plan within any consecutive 12-month period.
Additionally, the Company requires that Covered Persons act in good faith with respect to the Rule 10b5-1 plan for the entire duration of the plan.